As filed with the Securities and Exchange Commission on July 22, 2025

Registration No. 333-286099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Raul Wallenberg Street, Tower A,

Tel Aviv 6971916 Israel

Tel: (+972) (3) 717-5777

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Howard Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 22, 2025

SCISPARC LTD.

Up to 2,914,739

Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in the table on page 9 of this prospectus, or the Selling Shareholders, or their permitted assigns, of up to 2,914,739 ordinary shares, no par value, or the Ordinary Shares, of SciSparc Ltd., consisting of: (i) up to 2,553,191 Ordinary Shares issuable upon the conversion of convertible debentures in the principal amount of $4,200,000, or the Principal Amount, held by the Selling Shareholders, or the Debentures, and (ii) 361,548 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares held by the Selling Shareholders, or the Warrants. The Ordinary Shares underlying the Debentures and the Warrants are referred to herein as the Debenture Shares and the Warrant Shares, respectively.

No Ordinary Shares are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the Debenture Shares or the Warrant Shares by the Selling Shareholders, we may receive cash proceeds equal to the total exercise price of the Warrants. Pursuant to the terms of the Debentures, the conversion rate of each Debenture Share is equal to the lower of (i) $9.8301, which is 110% of the volume weighted average price, or the VWAP, of the Ordinary Shares on February 24, 2025, the trading day immediately preceding the issuance of the Debentures to the Selling Shareholders, or the Fixed Price, or (ii) 95% of the lowest daily VWAP of the Ordinary Shares during the twenty consecutive trading days immediately preceding the applicable conversion date of the Debenture (in whole or in part), or the Market Price; provided that the Market Price may not be lower than the floor price of $1.7766, which is equal to 20% of the VWAP of the Ordinary Shares on February 24, 2025, or the Floor Price. The exercise price of the Warrants is $11.6172 per Warrant Share, subject to any further adjustments as set forth therein. See “Use of Proceeds” on page 7 of this prospectus. The Selling Shareholders may sell all or a portion of their Debenture Shares or Warrant Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 11 of this prospectus.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SPRC”. On July 18, 2025, the last reported sale price of our Ordinary Shares was $7.54. There is no established market for the Debentures or the Warrants and we do not intend to apply to list the Debentures or the Warrants on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2025

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Tel Aviv, Israel. Moreover, none of our directors or senior management are residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “SciSparc” refer to SciSparc Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars.

This prospectus incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report our financial information under International Financial Reporting Standards, as issued by the International Accounting Standards Board. None of the financial statements incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

Effective as of market open on July 3, 2025, we effected a one-for-twenty-one (1-for-21) reverse share split, or the Reverse Split, of our issued and outstanding ordinary shares, no par value per share. All descriptions of our share capital, including share amounts and per share amounts in this prospectus are presented after giving effect to the Reverse Split.

i

OUR COMPANY

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in the following development programs based on Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD, and/or other cannabinoid receptors, or CBR, agonists: SCI-110 for the treatment of Tourette syndrome, or TS, and for the treatment of Alzheimer’s disease and agitation; and SCI-210 for the treatment of Autism Spectrum Disorder, or ASD, and Status Epilepticus, or SE. We also have a majority-owned subsidiary whose business focuses on the sale of hemp seed oil-based products and others on Amazon Marketplace.

Recent Developments

On April 10, 2024, we entered into an agreement and plan of merger, or the Merger Agreement, with AutoMax Motors Ltd., an Israeli limited company and a leading vehicle importer company in Israel, or AutoMax, and SciSparc Merger Sub Ltd., an Israeli limited company and wholly-owned subsidiary of the Company, or Merger Sub, as amended on August 14, 2024 November 26, 2024, March 27, 2025, and May 8, 2025. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by our shareholders and AutoMax’s shareholders, Merger Sub will be merged with and into AutoMax, with AutoMax surviving the Merger as a wholly-owned subsidiary of the Company, or the Merger. Pursuant to the Merger Agreement, both companies will continue to pursue their respective business and operations until the Merger becomes effective. After consummation of the Merger, we anticipate that our current ongoing business operations, including our clinical stage pharmaceutical business, will continue along with the business of AutoMax. AutoMax imports and markets a variety of private vehicle models, from various categories such as small vehicles, crossovers, executive vehicles, premium vehicles, work vehicles, and buses manufactured by TEMSA Skoda Sabancı Ulaşım Araçları A.Ş. AutoMax’s operations are conducted in Israel.

On August 14, 2024, SciSparc and AutoMax entered into an addendum to the Merger Agreement, pursuant to which the right to terminate the Merger Agreement if the Merger was not consummated by August 30, 2024, was deferred to November 30, 2024. On November 26, 2024, the parties entered into a second addendum to the Merger Agreement, pursuant to which the right to terminate the Merger Agreement, if the Merger was not consummated by November 30, 2024, was deferred to March 31, 2025. On March 27, 2025, the parties entered into a third addendum to the Merger Agreement, pursuant to which the right to terminate the Merger Agreement, if the Merger was not consummated by March 31, 2025, was deferred to September 30, 2025, and the definition of “Exchange Ratio” was revised to remove the rounding to four decimal places of the Exchange Ratio. On May 8, 2025, the parties entered into a fourth addendum to the Merger Agreement, pursuant to which the definition of “Bondholders” was revised to include holders of AutoMax’s Series C Bonds.

The Merger is expected to close in the third quarter of 2025, subject to the approval of SciSparc’s shareholders, approval of the AutoMax shareholders, including a separate approval by AutoMax shareholders who are not controlling shareholders of AutoMax or SciSparc, and court approval, as well as other customary conditions.

The Merger will have no effect on the offering, other than the following: (i) share issuances to AutoMax shareholders upon consummation of the Merger will have a dilutive effect on the Selling Shareholders; and (ii) share issuances pursuant to conversion of Debentures or exercise of Warrants after the consummation of the Merger will have a dilutive effect on AutoMax’s previous shareholders’ holdings in SciSparc.

ABOUT THIS OFFERING

Ordinary Shares currently outstanding:	534,605 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders hereby:	Up to 2,914,739 Ordinary Shares consisting of the Debenture Shares and the Warrant Shares.

Ordinary Shares to be outstanding assuming the full conversion of the Debentures and full exercise of the Warrants:	3,449,344 Ordinary Shares.

Use of proceeds:

We will not receive any proceeds from the sale of the Debenture Shares or the Warrant Shares by the Selling Shareholders. The Selling Shareholders will receive all of the proceeds from the sale of any Debenture Shares or Warrant Shares sold by it pursuant to this prospectus. However, we will receive cash proceeds equal to the total exercise price of the Warrants.

We intend to use the proceeds from the cash exercise of the Warrants for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the Securities and Exchange Commission, or SEC, on April 24, 2025, or the 2024 Annual Report, incorporated by reference herein, and other information included in or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	Our Ordinary Shares are listed on the Nasdaq under the symbol “SPRC”.

The number of Ordinary Shares to be outstanding prior to and immediately after this offering as shown above is based on 534,605 Ordinary Shares outstanding as of July 18, 2025. This number excludes:

●	324 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $3,491.88 per share;

●	31,548 Ordinary Shares issuable upon the settlement of restricted share units granted under our 2023 Share Option Plan;

●	45,418 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	17,359 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $1,435.98 to $5,787.60 per Ordinary Share; and

●	628 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with an exercise price of $0.546 per Ordinary Share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in our Securities and this Offering

Sales of a substantial number of our Ordinary Shares in the public market, including the resale of the Debenture Shares or the Warrant Shares issuable to the Selling Shareholders, or by our existing shareholders, could cause our share price to fall.

We are registering for resale up to 2,914,739 Ordinary Shares issuable to the Selling Shareholders upon conversion of the Debentures or upon exercise of the Warrants. Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares.

Our management will have immediate and broad discretion as to the use of the net proceeds from the exercise of the Warrants, if any, and may not use them effectively.

We currently intend to use the net proceeds, if any, from the exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Warrants. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Warrants in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We cannot assure you that our Ordinary Shares will remain listed on Nasdaq or any other securities exchange.

On July 16, 2024, we received a written notice from Nasdaq indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were initially granted a period of 180 calendar days to regain compliance with the minimum bid price requirement, or until January 12, 2025. On January 14, 2025, we received an additional written notice from Nasdaq indicating that we had been granted, per our request, an additional 180-day compliance period, or until July 14, 2025, to regain compliance with the minimum bid price requirement.

On July 18, 2025, we received a written notice from Nasdaq indicating that Nasdaq has determined that for 10 consecutive business days, from July 3 through July 17, 2025, the closing bid price of our ordinary shares has been at least $1.00 per share or greater, and accordingly, we have regained compliance with Listing Rule 5550(a)(2).The trading price of our ordinary shares on the Nasdaq Capital Market as of the close of market on July 18, 2025, was $7.54. Although we have since cured this deficiency and have regained compliance with Nasdaq Listing Rule 5550(a)(2), there is a risk that we could be subject to additional notices of delisting for failure to comply with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq Listing Rules.

Effective as of market open on July 3, 2025, we effected a one-for-twenty-one (1-for-21) Reverse Split of our issued and outstanding ordinary shares, no par value per share. In addition, on June 26, 2025, our shareholders approved a framework for a reverse split of the issued and outstanding ordinary shares in the range of a ratio of between 1:2 and 1:250, to be effected at the discretion of, at such ratio within the approved range and by such number of increments, and on such dates, as may be determined by our board of directors within 18 months following the date of approval.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), according to which, if a company fails to meet the minimum bid price requirement and the company has effected a reverse share split over the prior one-year period, the company would not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination under Rule 5810 with respect to that company’s securities. This change will apply to a company even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance periods and Nasdaq must issue a Delisting Determination with respect to that security.

Accordingly, we may be limited or not eligible to implement additional reverse splits, if required, under Nasdaq Rule 5810(c)(3)(A), which provides that if a company’s security fails to meet the continued listing requirement for minimum bid price requirement and the company has effected one or more reverse splits over either the prior two-year period with a cumulative ratio of 250 shares or more to one, or the Maximum Cumulative Ratio, or if a company’s security fails to meet the minimum bid price requirement and the company has effected a reverse split of any ratio over the prior one-year period, then the company will not be eligible for any compliance period specified in Nasdaq Rule 5810(c)(3)(A), and the listing qualifications department will issue a delisting determination under Rule 5810 with respect to that security. The Nasdaq rule applies to a company even if such a company was in compliance with the bid price requirement at the time of its prior reverse split. Further, the Nasdaq rule provides that a company will not be considered to have regained compliance with the bid price requirement if the company takes an action to achieve compliance (such as a reverse split) and that action results in the Company’s security falling below the numeric threshold for another listing requirement. The Nasdaq rule also limit extensions that let companies continue to trade while they appeal the delisting decision. Accordingly, if a company effects a reverse split but its security subsequently falls out of compliance with the minimum bid requirement within a one-year period, it will be issued a delisting determination rather than being granted a compliance period. We have effected the Reverse Split on July 3, 2025, at a ratio of 21:1. Our shareholders have also approved a framework for a reverse split of the issued and outstanding ordinary shares in the range of a ratio of between 1:2 and 1:250. Accordingly, there is a risk that if until July 3, 2027 and within one year of the Reverse Split or any other future reverse share splits effected from time to time, our ordinary shares trade below $1.00 per share for 30 consecutive business days, we will not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination for our ordinary shares by Nasdaq.

Our American Depositary Shares, or ADSs, which previously represented our ordinary shares, were listed on Nasdaq from March 2017 through July 2020. On September 21, 2020, our ADSs were delisted from Nasdaq as a result of not meeting the shareholders equity requirements of Nasdaq. Between December 2020 and August 2021, our ADSs were quoted on the OTCQB. In August 2021, our American depositary receipt program was terminated and our ADSs were converted to ordinary shares on a one-for-one basis. In September 2021, our ordinary shares began to be quoted for trading on the OTCQB under the ticker “SPRCF”. In December 2021, our ordinary shares were re-listed on Nasdaq and began trading under the symbol “SPRC”.

No assurance can be given that we will remain eligible to be listed on Nasdaq. Further, because of the previous delisting of our ADSs from Nasdaq, if we fall out of compliance with Nasdaq requirements in the future, our ordinary shares may be more likely to be subject to Nasdaq’s delisting process and no assurance can be given that we will be able to regain compliance. Any delisting could adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, customers and employees.

Risks Related to our Operations in Israel

Conditions in Israel, including Israel’s conflicts with Hamas and other parties in the region, as well as political and economic instability, may adversely affect our operations and limit our ability to market our products, which would lead to a decrease in revenues.

We are incorporated under Israeli law, and many of our employees, including our Chief Executive Officer and our Chief Financial Officer, and other senior members of our management team, operate from our headquarters located in Israel. In addition, all of our officers and directors are residents of Israel. Accordingly, our business and operations are directly affected by economic, political, geopolitical, and military conditions in Israel.

Since the establishment of the State of Israel in 1948 and in recent years, armed conflicts between Israel and its neighboring countries and terrorist organizations active in the region have involved missile strikes, hostile infiltrations, terrorism against civilian targets in various parts of Israel, and recently abduction of soldiers and citizens.

Following the October 7, 2023 attacks by Hamas, Israel has been involved in military conflicts with Hamas, Hezbollah, a terrorist organization based in Lebanon, and Iran, both directly and through proxies like the Houthi movement in Yemen and armed groups in Iraq and other terrorist organizations. Additionally, following the fall of the Assad regime in Syria, Israel has conducted limited military operations targeting the Syrian army, Iranian military assets and infrastructure linked to Hezbollah and other Iran-supported groups. Although certain ceasefire agreements have been reached, these agreements failed to be upheld and military activity and hostilities continue to exist at varying levels of intensity, and the situation remains volatile, with the potential for escalation into a broader regional conflict involving additional terrorist organizations and possibly other countries. Also, the fall of the Assad regime in Syria may create geopolitical instability in the region.

On June 13, 2025, Israel launched a strike against Iran, aimed to disrupt Iran’s capacity to coordinate or launch hostilities against Israel. Iran has retaliated in response, firing missiles and drones at Israeli military and civilian infrastructure. As of the date hereof, a ceasefire agreement has been reached with Iran, however there is no assurance that this agreement will be upheld and military activity and hostilities may continue to exist at varying levels of intensity.

While our facilities have not been damaged during the current war, the hostilities with Hamas, Hezbollah, Iran and its proxies and others have caused and may continue to cause damage to private and public facilities, infrastructure, utilities, and telecommunication networks, and potentially disrupting our operations and supply chains. For example, our SCI-210 ASD clinical trial at Soroka Medical Center was delayed by three months. In addition, Israeli organizations, government agencies and companies have been subject to extensive cyber attacks. This could lead to increased costs, risks to employee safety, and challenges to business continuity, with potential financial losses.

In connection with the ongoing war, several hundred thousand Israeli military reservists were drafted to perform immediate military service, and military reservists are expected to perform long reserve duty service in the coming years. As of the date of this prospectus, none of our employees are called to active military duty. However, the absence of our employees due to their military service in the future may materially and adversely affect our ability to conduct our operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

The global perception of Israel and Israeli companies, influenced by actions by international judicial bodies, may lead to increased sanctions and other negative measures against Israel, as well as Israeli companies and academic institutions. There is also a growing movement among countries, activists, and organizations to boycott Israeli goods, services and academic research or restrict business with Israel, which could affect business operations. If these efforts become widespread, along with any future rulings from international tribunals against Israel, they could significantly and negatively impact business operations

Prior to the October 2023 war, the Israeli government pursued changes to Israel’s judicial system and has recently renewed its efforts to effect such changes. In response to the foregoing developments, certain individuals, organizations, and institutions, both within and outside of Israel, voiced concerns that such proposed changes, if adopted, may negatively impact the business environment in Israel. Such proposed changes may also lead to political instability or civil unrest. If such changes to Israel’s judicial system are pursued by the government and approved by the parliament, this may have an adverse effect on our business, results of operations, and ability to raise additional funds, if deemed necessary by our management and board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2024 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities and ability to continue as a going concern;

●	our ability to advance the development our pharmaceutical product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our pharmaceutical product candidates to treat certain indications;

●	our ability to successfully receive approvals from the FDA, or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	our ability to integrate our eCommerce operations business, which focuses on the sale of hemp-based products on Amazon marketplace;

●	our ability to pursue a restructuring plan which involves transferring our pharmaceutical activities to a new wholly-owned subsidiary and listing it on a leading stock exchange;

●	our planned Merger, including the expected timing thereof;

●	our ability to comply with continued listing requirements and standards of Nasdaq;

●	the overall global economic environment;

●	general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front conflict Israel faces;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation;

●	those factors discussed in the section “Risk Factors” beginning on page 3 of this prospectus; and

●	those factors referred to in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2024 Annual Report as well other factors in the 2024 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Debenture Shares and the Warrant Shares by the Selling Shareholders. All net proceeds from the sale of the Debenture Shares and the Warrant Shares covered by this prospectus will go to the Selling Shareholders. However, we may receive cash proceeds equal to the total exercise price of the Warrants. We intend to use any proceeds received from the exercise of the Warrants for working capital and general corporate purposes, which includes research and development to advance our technology, general corporate purposes, and pursuing strategic opportunities which include expanding our pipeline and investments in other companies that may not necessarily be aligned with our current business strategy. However, we cannot provide any assurance that we will be able to carry out any potential investments we may identify. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. We may receive up to approximately $4.2 million in aggregate gross proceeds if the Warrants are exercised in full for cash.

Pending our use of the net proceeds from the exercise of the Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2024:

●	on an actual basis;

●	on a pro forma basis, to give effect to (i) the extension of an additional loan amount of $2 million to AutoMax; and (ii) the sale and issuance of the Debentures and Warrants in a $4.2 million private placement; and

●	on a pro forma as adjusted basis to give effect to issuance of up to 2,553,191 Ordinary Shares upon the full conversion of the Debentures, assuming a conversion price of $1.7766 (the Floor Price), and 361,548 Ordinary Shares upon the full exercise of the Warrants.

You should read this table in conjunction with Item 5.B. “Operating and Financial Review and Prospects” included in the 2024 Annual Report and our audited financial statements for the year ended December 31, 2024, included in the Report of Foreign Private Issuer on Form 6-K, dated July 22, 2025 and incorporated by reference herein.

		As of December 31, 2024 (U.S. dollars in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$1,540	$3,740	7,940
Total assets	$10,347	$14,547	18,747
Total liabilities	$1,408	$5,608	1,408
Shareholders’ equity:
Share capital and premium	$70,886	$70,886	79,286
Ordinary Shares, no par value: 515,631 Ordinary Shares issued and outstanding (actual); 515,631 Ordinary Shares issued and outstanding (pro forma); and 3,430,370 Ordinary Shares issued and outstanding (pro forma as adjusted)	-	-	-
Reserve for share-based payment transactions	$5,746	$5,746	5,746
Warrants	$5,190	$5,190	5,190
Foreign currency translation reserve	$497	$497	497
Transactions with non-controlling interests	$810	$810	810
Accumulated deficit	$(74,975)	$(74,975)	(74,975)
Non-controlling interests	$785	$785	785
Total equity	$8,939	$8,939	17,339

The table above is based on 515,631 Ordinary Shares outstanding as of December 31, 2024. This number excludes:

●	324 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $7,354.83 per share;

●	50,476 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2023 Share Option Plan;

●	45,418 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	17,359 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $1,435.98 to $5,787.60 per Ordinary Share; and

●	628 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with exercise prices of $0.546 per Ordinary Share.

SELLING SHAREHOLDERS

On February 24, 2025 and on February 25, 2025, we entered into securities purchase agreements with the Selling Shareholders, or the Securities Purchase Agreements, pursuant to which we agreed to sell and issue to the Selling Shareholders the Debentures, in the aggregate Principal Amount of $4.2 million, or the Subscription Amount, which are convertible into Ordinary Shares at a purchase price equal to 95% of the Subscription Amount. The issuance and sale of the Debenture Shares is subject to certain conditions and limitations, as set forth in the Debentures.

Pursuant to the Securities Purchase Agreements, on February 25, 2025, we issued to the Selling Shareholders Debentures and accompanying Warrants. We received net proceeds of approximately $3.99 million from the issuance of the Debentures, which were issued with a 5% discount from the Principal Amount. The Debentures will mature on February 25, 2026, the one-year anniversary of their issuance date, unless repaid earlier (partially or in full) at the option of the Company, converted into Debenture Shares (partially or in full) or extended, at the options of the Selling Shareholders. Interest will accrue on the outstanding principal balance of the Debentures at an annual rate of 8%, which will increase to an annual rate of 18% upon an Event of Default (as defined in the Debentures) for so long as such Event of Default remains uncured. The Selling Shareholders will have the right to convert the Debentures into Ordinary Shares at the lower of (i) $9.8301 or (ii) the Market Price; provided that the Market Price may not be lower than the Floor Price.

In connection with the Securities Purchase Agreements, we also issued to the Selling Shareholders Warrants to purchase up to an aggregate amount of 361,548 Ordinary Shares. The Warrants were immediately exercisable upon their issuance at an exercise price of $11.6172 per Ordinary Share and have a term of five years from their issuance date or until February 25, 2030.

In addition, we entered into a global guaranty agreement, or the Global Guaranty Agreement, with one of the Selling Shareholders, or the Lead Investor, through Brain Bright Ltd. and Evero Health Ltd., our subsidiaries, pursuant to which such subsidiaries will guaranty our obligations under the Debenture issued to the Lead Investor and other instruments, agreements or other items executed or delivered pursuant to the Global Guaranty Agreement.

We also entered into a registration rights agreement dated February 25, 2025, or the Registration Rights Agreement, with the Lead Investor, pursuant to which we agreed to provide to file the registration statement of which this prospectus forms a part, within thirty calendar days or until March 27, 2025, to register the resale of the Debenture Shares and Warrant Shares including any additional Ordinary Shares issuable in connection with any anti-dilution provision or by way of a share split or other similar event, or the Registrable Securities, and to cause such registration statement to be declared effective within sixty calendar days, or in within ninety calendar days in the event the Company is notified (orally or in writing) that the SEC cannot act on a request for acceleration due to outstanding comments related to the Company’s registration statement on Form F-4 (File No. 333-282351). On June 3, 2025, the Lead Investor signed a waiver to the Registration Rights Agreement, providing for a thirty day extension to the date the registration statement shall be declared effective.

The 2,914,739 Ordinary Shares being offered by the Selling Shareholders pursuant to this prospectus consist of 2,553,191 Debenture Shares and 361,548 Warrant Shares, such number determined as if the maximum number of Debenture Shares and the Warrant Shares were converted or exercised, as applicable, following their issuance, without regard to any limitations on the conversion of the Debentures and the exercise of the Warrants.

We are registering the Debenture Shares and the Warrant Shares so that the Selling Shareholders are able to offer the maximum number of Ordinary Shares issuable pursuant to the Debentures and the Warrants for resale from time to time. Except for the ownership of the Debentures and the Warrants, the Selling Shareholders, other than L.I.A. Pure Capital Ltd., which provides the Company with consulting services, and YA II PN, Ltd., or YA, which has previously entered into the SEPA with the Company, have not had any material relationship with us within the past three years.

A selling shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the selling shareholders is an affiliate of a broker-dealer and there are no participating broker-dealers.

The table below presents information regarding the Selling Shareholders, the Debenture Shares and Warrant Shares that may be resold by the Selling Shareholders from time to time under this prospectus, and other information regarding the beneficial ownership of Ordinary Shares of the Selling Shareholders.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, as of July 18, 2025, assuming the exercise of instruments exercisable into Ordinary Shares held by the Selling Shareholders on that date, taking into account any limitations on exercises.

The third column lists the Debenture Shares and Warrant Shares being offered by this prospectus by the Selling Shareholders.

The fourth column assumes the sale of all of the Debenture Shares and Warrant Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Debentures and the Warrants, the Selling Shareholders may not convert the Debentures into Ordinary Shares or exercise the Warrants, to the extent such conversion or exercise, as applicable, would cause a Selling Shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such conversion or exercise, as applicable, excluding for purposes of such determination, Ordinary Shares issuable upon conversion of the Debentures and exercise of the Warrants which have not been converted or exercised. The number of Ordinary Shares in the second column and third column does not reflect this limitation. The Selling Shareholders may sell or may have sold all, some or none of the Debenture Shares and the Warrant Shares. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering (1)		Maximum Number of Debenture Shares and Warrant Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Debenture Shares and Warrant Shares in this Offering (1)	Percentage of Ordinary Shares Beneficially Owned After the Offering (1)
YA II PN, Ltd.(2)	0		1,387,979	0	-
L.I.A. Pure Capital Ltd.(3)	7	(4)	832,778	154	*
David Masasa(5)	0		520,486	0	-
Rachel Menashe(6)	0		173,495	0	-

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of July 18, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder’s holding such options or warrants but are not counted as outstanding for other purposes. Percentage of shares beneficially owned is based on 534,605 Ordinary Shares outstanding on July 18, 2025.
(2)	Consists of 1,215,805 Debenture Shares and 172,174 Warrant Shares. YA is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.
(3)	Consists of 729,483 Debenture Shares and 103,295 Warrant Shares. Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. with voting and dispositive power over the Ordinary Shares held by L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel.
(4)	Consists of 7 Ordinary Shares previously held by the Selling Shareholder.
(5)	Consists of 455,927 Debenture Shares and 64,559 Warrant Shares. The address of David Masasa is Monash 17, Tel Aviv, 6731012, Israel.
(6)	Consists of 151,975 Debenture Shares and 21,520 Warrant Shares. The address of Rachel Menashe is Pilichovsky 12, Tel Aviv, 6934129 Israel.

PLAN OF DISTRIBUTION

We are registering up to 2,914,739 Ordinary Shares, consisting of 2,553,191 Debenture Shares and 361,548 Warrant Shares issuable upon conversion of the Debentures and exercise of the Warrants to permit the resale of the Debenture Shares and Warrant Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Debenture Shares or the Warrant Shares. The Selling Shareholders will receive all of the proceeds from the sale of any Debenture Shares and the Warrant Shares sold by them pursuant to this prospectus. However, we will receive cash proceeds equal to the total exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the Debenture Shares and the Warrant Shares.

The Selling Shareholders may sell all or a portion of the Debenture Shares and the Warrant Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Debenture Shares or the Warrant Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Debenture Shares and the Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	short sales;

●	through sales pursuant to Rule 144;

●	via broker-dealers, who may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	by a combination of any such methods of sale; and/or

●	by any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling the Debenture Shares or the Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Debenture Shares or the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Debenture Shares or the Warrant Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Ordinary Shares short and the Debenture Shares or the Warrant Shares covered by this prospectus to close out short positions and to return borrowed Ordinary Shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Debenture Shares or the Warrant Shares to broker-dealers that in turn may sell such Debenture Shares or Warrant Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Debenture Shares or the Warrant Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholders also may transfer and donate the Debenture Shares or the Warrant Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Debenture Shares and the Warrant Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Debenture Shares or the Warrant Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Debenture Shares or the Warrant Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Debenture Shares and the Warrant Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Debenture Shares and the Warrant Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of their Debenture Shares or the Warrant Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Debenture Shares or the Warrant Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Debenture Shares and the Warrant Shares to engage in market-making activities with respect to the Debenture Shares and the Warrant Shares. All of the foregoing may affect the marketability of the Debenture Shares and the Warrant Shares and the ability of any person or entity to engage in market-making activities with respect to the Debenture Shares and the Warrant Shares.

We will pay all expenses of the registration of the Debenture Shares and the Warrant Shares, estimated to be approximately $43 thousand in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

Once sold under the registration statement, of which this prospectus forms a part, the Debenture Shares and the Warrant Shares will be freely tradable in the hands of persons other than our affiliates.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering may be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the Ordinary Shares offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in SciSparc Ltd.’s Report of Foreign Private Issuer on Form 6-K dated July 22, 2025 for the year ended December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of AutoMax Motors Ltd. for the year ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Ben David Shalvi Kop & Co, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Ordinary Shares. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$3,066.72
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000

Total	$43,066.72

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 24, 2025 (File No. 001-38041);

●	our Reports of Foreign Private Issuer on Form 6-K filed on April 25, 2025, May 13, 2025, May 21, 2025, May 27, 2025 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), June 9, 2025, June 24, 2025, June 25, 2025, June 26, 2025, July 22, 2025, and July 22, 2025; and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041), including as amended by Exhibit 2.1 to our Annual Report on Form 20-F filed on April 24, 2025 and any further amendments or reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Form 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Form 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel, Tel: +972-(3) 610-3100.

SciSparc Ltd.

Up to 2,914,739 Ordinary Shares

PRELIMINARY PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits.

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
3.1	Amended and Restated Articles of Association of SciSparc Ltd.	6-K	001-38041	99.1	June 26, 2025
4.1	Form of Convertible Debenture	6-K	001-38041	4.1	February 27, 2025
4.2	Form of Warrant to purchase Ordinary Shares	6-K	001-38041	4.2	February 27, 2025
5.1*	Opinion of Meitar Law Offices.
10.1	Securities Purchase Agreement, dated February 24, 2025 by and between SciSparc Ltd. and each of the investors on the Schedule of Buyers as Schedule 1 thereto.	6-K	001-38041	10.1	February 27, 2025
10.2	Securities Purchase Agreement, dated February 25, 2025, between SciSparc Ltd. and the investor on the Schedule of Buyers as Schedule 1 thereto.	6-K	001-38041	10.2	February 27, 2025
10.3	Global Guaranty Agreement, dated February 25, 2025, by Brain Bright Ltd. and Evero Health Ltd. in favor of the Investor.	6-K	001-38041	10.3	February 27, 2025
10.4	Registration Rights Agreement, dated February 25, 2025, by and between the Investor and SciSparc Ltd.	6-K	001-38041	10.4	February 27, 2025
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered accounting firm for the Registrant.
23.2*	Consent of Ben David Shalvi Kop & Co, independent registered accounting firm for AutoMax Motors Ltd.
23.3*	Consent of Meitar (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Calculation of Registration Fee Table

*	Filed herewith

**	Previously filed

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Tel Aviv, State of Israel on July 22, 2025.

SCISPARC LTD.

By:	/s/ Oz Adler
Oz Adler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Oz Adler	Chief Executive Officer and Chief Financial Officer	July 22, 2025
Oz Adler	(Principal Executive Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	July 22, 2025
Amitay Weiss

*	President and Director	July 22, 2025
Itschak Shrem

*	Director	July 22, 2025
Amnon Ben Shay

*	Director	July 22, 2025
Alon Dayan

*	Director	July 22, 2025
Moshe Revach

*	Director	July 22, 2025
Liat Sidi

*	Director	July 22, 2025
Lior Vider

*By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on July 22, 2025.

Puglisi & Associates

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director